                                                                 EXHIBIT 2(a)(2)


                           KEMPER FLOATING RATE FUND

                              Amended and Restated
                    Establishment and Designation of Classes
                of Shares of Beneficial Interest, $.01 Par Value
                               (the "Instrument")


     The undersigned, being a majority of the Trustees of Kemper Floating Rate Fund, a Massachusetts business trust (the "Fund"), acting pursuant to Section
5.14 of the Fund's Declaration of Trust dated March 23, 1999 (the "Declaration of Trust"), having heretofore by the Establishment and Designation of Classes of Beneficial Interest, $.01 Par Value, dated May 19, 1999, established Class A and Class B shares of beneficial interest, $.01 par value, of the Fund, hereby further divide the authorized and unissued shares of beneficial interest (together with Class A and Class B shares of beneficial interest, $.01 par value, now outstanding, the "Shares") of the Fund, into the three classes of common shares designated below in paragraph 1 (each a "Class" and, collectively, the "Classes"), each Class (including, to the extent appropriate, currently outstanding Class A Shares and Class B Shares) to be unlimited in number and to have the special and relative rights specified in this Instrument:

     1. The Classes shall be designated as follows:

        Kemper Floating Rate Fund Class A
        Kemper Floating Rate Fund Class B
        Kemper Floating Rate Fund Class C

     2. Each Share shall represent a pro rata beneficial interest in the assets attributable to its Class, and shall be entitled to receive its pro rata share of net assets attributable to that Class of Shares of the Fund upon liquidation of the Fund, all as provided in or not inconsistent with the Declaration of Trust. Unless otherwise provided in this Instrument, each Share shall have the voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, terms and conditions, as set forth in the Declaration of Trust.

     3. Upon the effective date of this Instrument:

          a. Each Share of each Class of the Fund shall be entitled to one vote (or fraction thereof in respect of a fractional Share) on matters which those Shares (or Class of Shares) shall be entitled to vote. Shareholders of the Fund shall vote together on any matter, except to the extent otherwise required by the Investment Company Act of 1940, as amended (the "1940 Act"), and the rules thereunder, in which case only the Shareholders of that Class or those Classes shall be entitled to vote thereon.

          b. Liabilities, expenses, costs, charges or reserves that should be properly allocated to the Shares of a particular Class of the Fund may, pursuant to a Plan adopted by the Trustees to conform with Rule 18f-3 under the 1940 Act, or a similar rule, provision, interpretation or order under the 1940 Act ("Rule 18f-3 Plan"), be charged to and borne solely by that Class and the bearing of expenses solely by a Class of Shares may be appropriately reflected and cause differences in net asset value attributable to, and the dividend, redemption and liquidation rights of, the Shares of different Classes.

          c. The liabilities allocable to Class A and Class B, respectively, of the Fund existing on the date hereof shall continue to be allocated to those Classes and, hereafter, the liabilities of the Fund shall be allocated among the Classes, now or hereafter created, in accordance with the terms of the Declaration of Trust and the Fund's Rule 18f-3 Plan.

     4. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets, liabilities and expenses or to change the designation of any Class now or hereafter created, or to otherwise change the special and relative rights of any Class, provided that no change shall adversely affect the rights of Shareholders of such Class.

     Except as otherwise provided in this Instrument, the foregoing shall be effective as of the date set forth below.




/s/ James Akins                            /s/ Cornelia M. Small
--------------------------------           --------------------------------
James Akins, as Trustee                    Cornelia M. Small, Trustee


/s/ James R. Edgar                         /s/ Kathryn L. Quirk
--------------------------------           --------------------------------
James R. Edgar, as Trustee                 Kathryn L. Quirk, Trustee


/s/ Arthur R. Gottschalk                   /s/ Fred B. Renwick
--------------------------------           --------------------------------
Arthur R. Gottschalk, as Trustee           Fred B. Renwick, as Trustee


/s/ Frederick T. Kelsey                    /s/ John G. Weithers
--------------------------------           --------------------------------
Frederick T. Kelsey, as Trustee            John G. Weithers, as Trustee


/s/ Thomas W. Littauer
--------------------------------
Thomas W. Littauer, as Trustee




Dated:  September 29, 1999